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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2010


Red Bank, N.J.  April 28, 2010    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.51 per unit for the second quarter of fiscal 2010, payable on May 26, 2010 to holders of record on May 14, 2010. Royalties attributable to the sale of natural gas are the primary source of income for the Trust.

In the second fiscal quarter of 2009, as in prior years, the Trust received adjustments from the operating companies based on their final calculations of royalties payable during the previous calendar year. Beginning in 2010, however, such prior year adjustments will be delayed until September. Accordingly, no adjustment was received in the second quarter of fiscal 2010. During the second quarter of fiscal 2009, the Trust received the equivalent of $0.1090 per unit in prior year adjustments and a one-time adjustment of $0.1013 per unit which resulted from the examination of the operating companies for the period 2005-2006 and extending into 2007.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.51 was 48.48% lower than the distribution of $0.99 for the second quarter of fiscal 2009. At this time, in comparison to the second quarter of fiscal 2009, the Trust's preliminary information for the quarter just ended indicates that gas prices and gas sales were lower, although average exchange rates were higher. However, in comparison to the first quarter of fiscal 2010, gas prices continued to show improvement. Further details will be available in the Trust's net income press release scheduled for publication on or about May 14, 2010.

The 12-month cumulative distribution, which includes this May distribution and the three prior quarterly distributions, is $1.97 per unit. This 12-month cumulative distribution is 50.38% or $2.00 per unit lower than the prior 12-month distribution of $3.97 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Based on information received from the operating companies, the Trust anticipates combined royalty receipts of Euro 1,204,247 in each of May and June. At the current exchange rate of 1.329, this would represent gross royalty income of $1,600,444 per month and would be the equivalent of $0.174 per unit for the first two months of the Trust's third fiscal quarter. These figures can only be approximate due to changing Euro/dollar exchange rates.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.